Exhibit 99.1

Post Holdings, Inc. Reports
Results for the Second Quarter of Fiscal Year 2013
St. Louis, Missouri - May 13, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals today reported results for the fiscal quarter ended March 31, 2013. In a separate release dated May 9, the Company announced that it has signed a definitive agreement to acquire the private label and branded cereal, granola and snack business of Hearthside Food Solutions. The acquisition is expected to be completed by June 2013, subject to regulatory approval and other limited closing conditions.
Second Quarter 2013 Highlights:

•	Net sales of $248.2 million

•	U.S. dollar market share of 10.5% for the thirteen weeks ended March 30, 2013, according to Nielsen

•	Completed convertible preferred stock offering in February 2013 with net proceeds of approximately $234.1 million
Post net sales decreased slightly for the quarter ended March 31, 2013 as compared to the prior year resulting from a 4% decrease in average selling prices partially offset by 3% higher volumes. For the six months ended March 31, 2013, net sales were $485.1 million, up $15.3 million or 3% over the prior year, driven by 5% higher volumes and a slight decrease in average net selling prices. Fiscal 2013 volume improvements have been driven by growth in our Great Grains, Grape Nuts and Good Morenings brands. Additionally, the Company has had meaningful growth in revenue from co-manufacturing agreements.
Gross profit decreased $8.5 million, or 8%, to $102.5 million for the second quarter versus prior year. Gross profit margin decreased by 300 basis points to 41.3%, as a result of unfavorable product mix and higher trade spending, including higher slotting fees for new product introductions. Gross profit for the six months ended March 31, 2013 decreased $0.8 million to $208.2 million compared to the six months ended March 31, 2012. Gross profit margin decreased 160 basis points to 42.9%, as a result of unfavorable product mix and higher trade spending, including higher slotting fees for new product introductions and higher raw material costs (primarily grains).
Selling, general and administrative (SG&A) expenses decreased $4.1 million to $70.1 million for the second quarter versus prior year. As a percentage of net sales, SG&A decreased 140 basis points to 28.2%. This decrease was driven by reduced advertising and promotion costs that were partially offset by incremental holding company costs. For the six months ended March 31, 2013, SG&A increased $4.5 million to $142.2 million. As a percentage of net sales, SG&A was flat to prior year at 29.3%. The drivers were primarily incremental holding company costs which were partially offset by decreased advertising and promotion spending.
Adjusted EBITDA for the quarter was $51.0 million versus $54.1 million for the same time period a year ago. For the six months ended March 31, 2013, Adjusted EBITDA was $103.5 million versus $99.7 million for the same time period a year ago.
Interest expense was $21.6 million for the quarter ended March 31, 2013, compared to $15.1 million for the quarter ended March 31, 2012. The increase is driven primarily by the $250.0 million increase in outstanding debt through the issuance of senior notes in October 2012 and the increased debt incurred at the time of the spin-off from Ralcorp in February 2012. Additionally, interest expense for the quarter ended March 31, 2013 includes the write-off of approximately $1.6 million of deferred financing costs associated with the company's term loan, the balance of which was paid in full on February 28, 2013. Management estimates the company incurred after tax carrying costs related to its average cash balances of approximately $4.4 million, or approximately $0.13 per diluted share, during the second quarter of fiscal 2013.  This estimate was calculated based on the average cash balance at the beginning and the end of the quarter, or $338.2 million, the Company's effective tax rate during the quarter and an interest rate of 7.375%, which is the interest rate on the Company's senior notes.

Income tax expense was $2.2 million, which represents an effective income tax rate of 30.1% for the second quarter, compared to an effective income tax rate of 45.0% for the same period a year ago. For the six months ended March 31, 2013, income tax expense was $5.7 million, an effective income tax rate of 31.0%, compared to an expense of $14.7 million, and an effective income tax rate of 38.7%, for the six months ended March 31, 2012. The decreases in the current quarter and year to date effective income tax rate versus the same time periods a year ago are primarily the result of certain non-deductible transaction costs incurred the prior year. Additionally, the effective tax rate for the 2013 second fiscal quarter benefitted from an estimated fiscal year 2012 research and development credit which was retroactively reinstated by legislation enacted during January 2013. Excluding this retroactive credit, the effective tax rate for the second quarter would have been approximately 32.9%. Management anticipates that the effective income tax rate will be in the range of 32% - 34% for the remainder of fiscal 2013.
On February 26, 2013, Post issued approximately 2.4 million shares of 3.75% cumulative perpetual convertible preferred stock. Post received net proceeds of $234.1 million which was used to pay the remaining principal balance of a $168.4 million on the company's term loan. For both the three and six months ended March 31, 2013, the accumulated preferred stock dividend was $0.8 million and represents a reduction of net earnings available to common stockholders.
Net earnings available to common stockholders were $4.3 million, or $0.13 per diluted common share, for the second quarter. For the six months ended March 31, 2013, net earnings available to common stockholders were $11.9 million, or $0.36 per diluted common share. Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share for the quarter were $6.3 million and $0.19, respectively. Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share for the six months ended March 31, 2013 were $16.3 million and $0.50, respectively.
According to Nielsen, U.S. ready to eat cereal category dollars were down 2.4% for the 13 weeks ended March 30, 2013, compared to prior year, and category pounds declined 2.0%. Category pounds for the quarter were not down as significantly as consumption dollars due to slight declines in everyday non-promoted selling prices.
Post's dollar market share was 10.5% for the thirteen weeks ended March 30, 2013, down 0.1 share point versus the same prior year time period. Nielsen's data for the 13 weeks ending March 30, 2013 includes Post's recent acquisition of Attune Foods which was not part of the prior year. Compared to the first quarter, Post's dollar market share grew 0.3 share points, driven by new item introductions, increased trade and in-store promotional activity and the Attune acquisition. Post's pounds share was 10.7%, down 0.1 compared to prior year.
Modesto Plant Closure Update
As announced in April, Post management has decided to close its manufacturing facility in Modesto, California. The transfer of production capabilities and closure of the plant is expected to be complete by September 2014. Upon completion of the transfer and start-up of production to other facilities, which is estimated to require capital expenditures of approximately $29.8 million, Post expects to achieve net pretax annual cash manufacturing cost savings of approximately $14.0 million. Approximately 20% of the savings are expected to be achieved in fiscal 2014, and the remainder of the savings are expected to be fully phased-in by fiscal 2015.
Outlook
Including the partial year expected results of the cereal, granola and snacks business of Hearthside and Attune Foods, Post management now expects fiscal 2013 Adjusted EBITDA to be between $216 million and $225 million.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, nonrecurring cash compensation for retention/severance, inventory revaluation adjustments on acquired businesses, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the

Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents. Adjusted net earnings available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, inventory revaluation adjustments on acquired businesses, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entirety of all periods reported. The Company believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are useful to investors in evaluating the Company's operating performance because they exclude items that could affect the comparability of our financial results and could potentially distort the trends in business performance. In addition, for the historical periods presented, they provide investors with insight into the Company's performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call to Discuss Earnings Results, Guidance and Acquisition
The Company will host a conference call later today, Monday, May 13, 2013 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the second quarter of 2013, fiscal 2013 guidance and the Hearthside acquisition. The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company's website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 50087042.
For those unable to participate during the live call and webcast, a replay will be available on the Company's website until May 27, 2013.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including our Adjusted EBITDA guidance for fiscal 2013, our expected effective tax rate for the remainder of fiscal 2013, our estimated capital expenditures related to the Modesto closure, our expected net pretax annual cash manufacturing cost savings related to the closure, and the timing of the cost savings. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; our ability to effectively migrate to our own information technology systems, currently planned for summer 2013; changes in our cost structure, management, financing and business operations; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; labor strikes or work stoppages by our employees; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; consolidation among the consumer goods, retail grocery and foodservice industries; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; labor strikes or work stoppages by our employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  With the acquisition of Attune Foods, Post's portfolio of brands now also includes Attune®, Uncle Sam® and Erewhon®. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter ended March 31,		Six months ended March 31,
	2013	2012	2013	2012

Net Sales	$248.2	$250.5	$485.1	$469.8
Cost of goods sold	145.7	139.5	276.9	260.8
Gross Profit	102.5	111.0	208.2	209.0

Selling, general and administrative expenses	70.1	74.2	142.2	137.7
Amortization of intangible assets	3.2	3.1	6.4	6.3
Other operating expenses, net	0.3	0.5	0.4	0.5
Operating Profit	28.9	33.2	59.2	64.5

Interest expense	21.6	15.1	40.8	28.1
Other income	—	(1.0)	—	(1.6)
Earnings before Income Taxes	7.3	19.1	18.4	38.0
Income tax provision	2.2	8.6	5.7	14.7
Net Earnings	$5.1	$10.5	$12.7	$23.3
Preferred stock dividends	(0.8)	—	(0.8)	—
Net Earnings Available to Common Stockholders	$4.3	$10.5	$11.9	$23.3

Earnings per Common Share:
Basic	$0.13	$0.31	$0.37	$0.68
Diluted	$0.13	$0.30	$0.36	$0.68

Weighted-Average Common Shares Outstanding:
Basic	32.65	34.30	32.62	34.30
Diluted	32.90	34.50	32.80	34.50

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2013	September 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$365.4	$58.2
Receivables, net	74.3	56.5
Inventories	97.3	78.6
Prepaid expenses and other current assets	20.6	16.4
Total Current Assets	557.6	209.7

Property, net	388.0	405.1
Goodwill	1,370.0	1,366.6
Other intangible assets, net	733.4	736.0
Other assets	25.6	14.9
Total Assets	$3,074.6	$2,732.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$15.3
Accounts payable	57.6	50.0
Other current liabilities	53.2	61.1
Total Current Liabilities	110.8	126.4

Long-term debt	1,039.5	930.3
Deferred income taxes	310.1	314.9
Other liabilities	131.9	129.2
Total Liabilities	1,592.3	1,500.8

Stockholders' Equity
Preferred stock	—	—
Common stock	0.3	0.3
Additional paid-in capital	1,512.2	1,272.6
Retained earnings	49.3	36.6
Accumulated other comprehensive loss	(26.1)	(24.6)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders' Equity	1,482.3	1,231.5
Total Liabilities and Stockholders' Equity	$3,074.6	$2,732.3

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2013	2012
Cash provided by (used in):
Operating activities	$18.6	$77.1
Investing activities	(20.2)	(15.8)
Financing activities	309.1	0.7
Effect of exchange rates on cash and cash equivalents	(0.3)	0.4
Net increase in cash and cash equivalents	$307.2	$62.4

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net Earnings	$5.1	$10.5	$12.7	$23.3
Income tax expense	2.2	8.6	5.7	14.7
Interest expense, net	21.6	15.1	40.8	28.1
Depreciation and amortization	16.2	16.0	32.4	30.9
Spin-Off costs/post Spin-Off non-recurring costs	2.4	5.3	5.2	8.0
Non-cash stock-based compensation	2.9	0.8	5.4	1.2
Mark to market adjustments on economic hedges	0.1	—	0.8	0.6
Inventory revaluation adjustment on acquired business	0.5	—	0.5	—
Nonrecurring cash compensation/retention	—	0.1	—	0.4
Other nonoperating income, net	—	(1.0)	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Public company costs (1)	—	(1.3)	—	(5.1)
Adjusted EBITDA	$51.0	$54.1	$103.5	$99.7
Adjusted EBITDA as a percentage of Net Sales	20.5%	21.6%	21.3%	21.2%
_________

(1)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the entire quarter and six months ended March 31, 2012. These costs were not actually incurred during the quarter and six months ended March 31, 2012. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net Earnings Available to Common Stockholders	$4.3	$10.5	$11.9	$23.3
Spin-Off costs/post Spin-Off non-recurring costs	2.4	5.3	5.2	8.0
Mark to market adjustments on economic hedges	0.1	—	0.8	0.6
Inventory revaluation adjustment on acquired business	0.5	—	0.5	—
Nonrecurring cash compensation/retention	—	0.1	—	0.4
Other nonoperating income, net	—	(1.0)	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Incremental interest expense (1)	—	(1.1)	—	(4.3)
Public company costs (2)	—	(1.3)	—	(5.1)
	3.0	2.0	6.5	(2.8)
Income tax effect on adjustments	(1.0)	(0.7)	(2.1)	0.8
Incremental tax expense for transaction costs	—	1.8	—	1.8
Adjusted Net Earnings Available to Common Stockholders	$6.3	$13.6	$16.3	$23.1

Weighted-Average Shares Outstanding - Diluted	32.90	34.50	32.80	34.50

Adjusted Diluted Earnings per Common Share	$0.19	$0.39	$0.50	$0.67
_________

(1)
Represents Post management's estimate of incremental interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for all of fiscal 2012. These costs were not actually incurred during the quarter and six months ended March 31, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.

(2)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the quarter and six months ended March 31, 2012. These costs were not actually incurred during the quarter and six months ended March 31, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.